                                                                   EXHIBIT 99.1


                         FORD MOTOR CREDIT COMPANY

                             AND SUBSIDIARIES

              1997 AUDIT OF CONSOLIDATED FINANCIAL STATEMENTS

                     REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholder of Ford Motor Credit Company:

We have audited the consolidated balance sheets of Ford Motor Credit Company and Subsidiaries at December 31, 1997 and 1996, and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ford Motor Credit Company and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



/s/ Coopers & Lybrand L.L.P.

Detroit, Michigan
January 26, 1998

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OF INCOME

                               (in millions)


                                                              FOR THE YEARS ENDED DECEMBER 31
                                                         ----------------------------------------
                                                           1997             1996            1995
                                                         --------         --------        -------
Financing revenue
  Operating leases                                      $ 8,895.2        $ 8,223.6       $ 7,300.8
  Retail                                                  5,226.9          5,000.7         4,522.7
  Wholesale                                               1,588.4          1,645.8         1,875.2
  Other                                                     391.4            477.5           507.1
                                                        ---------        ---------       ---------

      Total financing revenue                            16,101.9         15,347.6        14,205.8

Interest expense                                         (6,527.1)        (6,259.7)       (5,998.3)
Depreciation on operating leases                         (6,188.2)        (5,537.6)       (5,235.1)
                                                        ---------        ---------       ---------

      Net financing margin                                3,386.6          3,550.3         2,972.4

Other Revenue
  Insurance premiums earned                                 298.3            225.7               -
  Investment and other income                             1,202.8          1,076.9           791.4
                                                        ---------        ---------       ---------

      Total financing margin and revenue                  4,887.7          4,852.9         3,763.8

Expenses
  Operating expenses                                      1,477.4          1,467.4         1,211.0
  Provision for credit losses                             1,338.2            993.3           480.4
  Other insurance expenses                                  267.1            207.3               -
                                                        ---------        ---------       ---------

      Total expenses                                      3,082.7          2,668.0         1,691.4
                                                        ---------        ---------       ---------

Equity in net income of affiliated companies                  1.0             55.3           255.4
                                                        ---------        ---------       ---------

Income before income taxes                                1,806.0          2,240.2         2,327.8

Provision for income taxes                                  726.8            731.6           682.9
                                                        ---------        ---------       ---------

Income before minority interests                          1,079.2          1,508.6         1,644.9

Minority interests in net income of subsidiaries             48.4             68.0            65.5
                                                        ---------        ---------       ---------

Net income                                              $ 1,030.8        $ 1,440.6       $ 1,579.4
                                                        =========        =========       =========

The accompanying notes are an integral part of the financial statements.

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEET


                                (in millions)

                                                                     DECEMBER 31
                                                             ---------------------------
              ASSETS                                           1997              1996
                                                             ----------       ----------
                                                                             <C
Cash and cash equivalents                                    $    689.5       $  2,716.0
Investments in securities                                         887.9          1,324.8
Finance receivables, net and retained interest
  in sold receivables                                          82,311.2         81,972.1
Net investment, operating leases                               34,746.0         30,645.2
Notes and accounts receivable from affiliated
  companies                                                       734.2          1,133.0
Equity in net assets of affiliated companies                       49.6             44.4
Other assets                                                    2,554.9          3,860.9
                                                             ----------       ----------
        Total assets                                         $121,973.3       $121,696.4
                                                             ==========       ==========
          LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES
  Accounts payable
    Trade, customer deposits, and
      dealer reserves                                        $  2,835.0       $  3,362.6
    Affiliated companies                                        2,815.7          2,315.2
                                                             ----------       ----------
        Total accounts payable                                  5,650.7          5,677.8

Debt                                                          100,725.0         98,024.3
Deferred income taxes                                           2,732.2          4,260.4
Other liabilities and deferred income                           2,803.2          2,929.9
                                                             ----------       ----------
        Total liabilities                                     111,911.1        110,892.4

Minority interests in net assets of subsidiaries                  477.7          1,313.8
Preferred stockholder's equity in a subsidiary
    company                                                           -            286.5

STOCKHOLDER'S EQUITY
  Capital stock, par value $100 a share, 250,000
    shares authorized, issued and outstanding                      25.0             25.0
  Paid-in surplus (contributions by stockholder)                3,891.6          3,747.6
  Note receivable from affiliated company                      (1,517.0)        (1,517.0)
  Unrealized gain on investments in
    securities available for sale, net of taxes                    46.9             56.9
  Foreign currency translation adjustments                       (189.4)            (0.9)
  Earnings retained for use in the business                     7,327.4          6,892.1
                                                             ----------       ----------
        Total stockholder's equity                              9,584.5          9,203.7
                                                             ----------       ----------
        Total liabilities and stockholder's equity           $121,973.3       $121,696.4
                                                             ==========       ==========

The accompanying notes are an integral part of the financial statements.

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES


                CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                                 (in millions)




                                                                 1997            1996           1995
                                                             -----------      ----------     -----------
CAPITAL STOCK
Common stock:
Balance, beginning of year                                   $    25.0        $    25.0      $    25.0
                                                             ---------        ---------      ---------
  Balance, end of year                                            25.0             25.0           25.0

PAID IN SURPLUS
Balance, beginning of year                                     3,747.6          1,904.5          917.3
Contributions from Parent                                        144.0          1,843.1          987.2
                                                             ---------        ---------      ---------
  Balance, end of year                                         3,891.6          3,747.6        1,904.5


NOTE RECEIVABLE FROM AFFILIATED
COMPANY
Balance, beginning of year                                    (1,517.0)               -              -
Addition                                                             -         (2,949.0)             -
Payments                                                             -          1,432.0              -
                                                             ---------        ---------      ---------
  Balance, end of year                                        (1,517.0)        (1,517.0)             -

UNREALIZED GAIN ON INVESTMENTS IN
SECURITIES AVAILABLE FOR SALE,
NET OF TAXES
Balance, beginning of year                                        56.9             30.9          (70.0)
Change in unrealized gain                                        (10.0)            26.0          100.9
                                                             ---------        ---------      ---------
  Balance, end of year                                            46.9             56.9           30.9

FOREIGN CURRENCY TRANSLATION
ADJUSTMENTS
Balance, beginning of year                                        (0.9)           (14.2)         (58.3)
Translation adjustments during year                             (188.5)            13.3           44.1
                                                             ---------        ---------      ---------
  Balance, end of year                                          (189.4)            (0.9)         (14.2)

EARNINGS RETAINED FOR USE
IN THE BUSINESS
Balance, beginning of year                                     6,892.1          6,724.5        5,961.4
Net income                                                     1,030.8          1,440.6        1,579.4
Dividends
  Cash                                                          (595.5)          (949.0)        (816.3)
  Other                                                              -           (324.0)             -
                                                             ---------        ---------      ---------
  Balance, end of year                                         7,327.4          6,892.1        6,724.5
                                                             ---------        ---------      ---------

Total stockholder's equity                                   $ 9,584.5        $ 9,203.7      $ 8,670.7
                                                             =========        =========      =========

The accompanying notes are an integral part of the financial statements.

                         FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES


                           CONSOLIDATED STATEMENT OF CASH FLOWS


                                       (in millions)

                                                        FOR THE YEARS ENDED DECEMBER  31
                                                        ---------------------------------
                                                           1997         1996        1995
                                                           ----         ----        ----
Cash flows from operating activities
  Net income                                            $ 1,030.8     $1,440.6    $1,579.4
  Adjustments to reconcile net income to
    net cash provided by operating
    activities
  Provision for credit losses                             1,338.2        993.3       480.4
  Depreciation and amortization                           6,398.9      5,870.4     5,294.4
  Gain on sales of finance receivables                      (64.5)       (55.9)      (69.2)
  Equity in net income of affiliates                         (1.0)       (55.3)     (255.4)
  Deferred income taxes                                     (92.8)     1,105.6       560.7
  Decrease/(increase) in assets                             452.6     (1,410.1)     (725.4)
  Increase in liabilities                                   155.0      1,467.8       785.2
  Other                                                     302.6       (272.1)      218.0
                                                        ---------    ---------   ---------
      Net cash provided by
         operating activities                             9,519.8      9,084.3     7,868.1
                                                        ---------    ---------   ---------

Cash flows from investing activities
  Purchase of finance receivables
    (other than wholesale)                              (38,396.0)   (38,895.3)  (35,761.3)
  Collection of finance receivables
    (other than wholesale)                               32,207.8     33,477.7    28,293.0
  Net change in wholesale receivables                    (1,759.1)    (2,127.6)   (4,035.5)
  Proceeds from sales of finance receivables
    and operating leases                                  3,850.4      4,668.7     5,422.6
  Purchase of operating lease vehicles                  (22,917.6)   (21,264.0)  (18,102.6)
  Liquidation of operating lease vehicles                12,164.0     10,340.5     7,342.3
  Proceeds from sale/maturity of
    investment securities                                 3,169.9      5,767.4        76.4
  Purchase of investment securities                      (2,732.3)    (4,730.1)          -
  Other                                                    (148.9)       110.4      (440.7)
                                                       ----------    ---------   ---------

      Net cash used in
        investing activities                            (14,561.8)   (12,652.3)  (17,205.8)
                                                       ----------    ---------   ---------

Cash flows from financing activities
  Proceeds from issuance of long-term debt               11,826.6     13,433.5    15,528.4
  Principal payments on long-term debt                  (10,340.8)    (8,322.4)   (7,189.1)
  Change in short-term debt, net                          2,212.2        816.9     2,338.7
  Cash dividends paid                                      (595.5)      (949.0)     (816.3)
  Other                                                     (57.5)      (169.0)      562.8
                                                        ---------    ---------   ---------
      Net cash provided by
        financing activities                              3,045.0      4,810.0    10,424.5

Effect of exchange rate changes on
    cash and cash equivalents                               (29.5)        (4.1)        7.9
                                                        ---------    ---------   ---------

      Net change in cash and cash equivalents            (2,026.5)     1,237.9     1,094.7

Cash and cash equivalents, beginning of year              2,716.0      1,478.1       383.4
                                                        ---------    ---------   ---------

Cash and cash equivalents, end of year                  $   689.5     $2,716.0   $ 1,478.1
                                                        =========     ========   =========
Supplementary cash flow information
  Interest paid                                          $6,117.3     $5,207.7   $ 5,618.2
  Taxes paid/(received)                                     520.2       (291.9)      169.6



The accompanying notes are an integral part of the financial statements.

                FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES



                       NOTES TO FINANCIAL STATEMENTS


NOTE 1.  ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Ford Motor Credit Company and its majority owned domestic and foreign subsidiaries and joint ventures ("Ford Credit"). Affiliates that are 20-50 percent owned are included in the consolidated financial statements on an equity basis. Ford Credit is an indirect wholly owned subsidiary of Ford Motor Company ("Ford"). Use of estimates as determined by management is required in the preparation of consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates and assumptions. Certain amounts in prior years' financial statements have been reclassified to conform with current year presentations.

Nature of Operations

Ford Credit operates in many locations around the world, the most significant of which are the United States and Europe.

Ford Credit's financing operations primarily consist of: the purchase from franchised Ford vehicle dealers of retail installment sale contracts and retail leases; wholesale financing and capital loans to franchised Ford vehicle dealers and other franchises associated with such dealers; and loans to vehicle leasing companies. In addition, certain subsidiaries of Ford Credit provide these financing services in the United States, Europe, Canada, and Australia to non-Ford dealerships. Ford Credit conducts insurance operations through its wholly owned subsidiary, The American Road Insurance Company ("TARIC"). See also Note 2 for information regarding Ford Credit's ownership changes in TARIC.

                FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 1.  ACCOUNTING POLICIES (continued)

Revenue Recognition

Revenue from finance receivables is recognized using the interest (actuarial) method. Certain loan origination costs are deferred and amortized to financing revenue over the life of the related loans using the interest method. Rental revenue on operating leases is recognized on a straight-line basis over the term of the lease. Initial direct costs, net of acquisition fees, related to leases are deferred and amortized over the term of the lease. The accrual of interest on loans is discontinued at the time a loan is determined to be impaired. Subsequent amounts of interest collected are recognized in income only if full recovery of the remaining principal is expected. Other amounts collected are generally recognized first as a reduction of principal. Any remaining amounts are treated as a recovery.

Agreements with Ford and other affiliates provide for interest supplements and other support payments to Ford Credit on certain financing and leasing transactions. These payments are recognized as income over the period that the related finance receivables and leases are outstanding.

Insurance premiums are earned over the policy periods on bases related to amounts at risk. Premiums from extended service plan contracts are earned over the life of the policy based on historical loss experience. Physical damage insurance premiums covering vehicles and equipment financed at wholesale by Ford Credit and its finance subsidiaries are recognized as income on a monthly basis as billed; other physical damage, credit life, and credit disability premiums are earned over the life of the related policies, primarily on the sum-of-the-digits basis. Certain costs of acquiring new business are deferred and amortized over the terms of the related policies on the same basis on which premiums are earned.

Sale of Receivables and Operating Leases

Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", was adopted prospectively effective January 1, 1997 and did not have any material effect on the consolidated financial statements.

                FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 1.  ACCOUNTING POLICIES (continued)

Sale of Receivables and Operating Leases (continued)

Ford Credit periodically sells finance receivables through special purpose subsidiaries, retains the servicing rights, and receives a servicing fee which is recognized as collected over the remaining term of the related sold finance receivables. Estimated gains or losses from the sale of finance receivables are recognized in the period in which the sale occurs. In determining the gain or loss on each qualifying sale of finance receivables, the investment in the sold receivable pool is allocated between the portion sold and the portion retained based on their relative fair values at the date of sale (see Note 4). The retained interest includes servicing rights, interest only (IO) strips, and subordinated certificates. Excess servicing assets related to sales occurring prior to 1997 were reclassified as IO strips in connection with the adoption of SFAS 125. These financial instruments are recorded at market.

Ford Credit also periodically sells vehicles subject to operating leases to special purpose subsidiaries under sale-leaseback arrangements. The leaseback arrangements are structured as operating leases. Pursuant to these transactions, the vehicles sold are removed from the balance sheet and any gain on sale is deferred and amortized over the period of the leaseback arrangement. Ford Credit continues to service the leases and is paid a servicing fee which is recognized as received. Ford Credit also retains certain residual value and credit risk which is considered in the calculation of the gain on sale.

Depreciation

Depreciation expense on operating leases is provided on a straight-line basis over the term of the lease in an amount necessary to reduce the leased vehicle to its estimated residual value at the end of the lease term. Gains or losses upon disposal and adjustments to reflect impairment of the vehicle's residual value are also included in depreciation expense.

Residual Values

The Company has significant investments in the residual values of its leasing portfolios. Residual values represent estimates of the value of the assets at the end of the contract terms and are initially calculated based on appraisals and estimates. Residual values are reviewed on a regular basis to determine that recorded amounts are appropriate. Estimated reserves for residual values are based on assumptions as to used car prices at lease termination and the number of vehicles that will be returned to the Company. These assumptions and the related reserve may change based on changing market conditions.

                FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 1.  ACCOUNTING POLICIES (continued)

Allowance for Credit Losses

An allowance for estimated credit losses is established during the period in which receivables or vehicles leased are acquired and is based on historical experience and other factors that affect collectibility. The allowance for estimated credit losses includes a provision for certain non-homogenous, impaired loans. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. Finance receivables and lease investments are charged to the allowance for credit losses when an account is deemed to be uncollectible, taking into consideration the financial condition of the borrower or lessee, the value of the collateral, recourse to guarantors and other factors. Collateral held for resale included in other assets is carried at its estimated fair value at the date of repossession net of estimated disposal costs. Recoveries on finance receivables and lease investments previously charged off as uncollectible are credited to the allowance for credit losses.

Insurance Liabilities

A liability for reported insurance claims and an estimate of unreported insurance claims is provided for based on past experience and is included in other liabilities and deferred income.

Derivative Financial Instruments

Ford Credit operates in many countries worldwide, and is exposed to market risks, including the effects of changes in interest rates and foreign currency exchange rates. Ford Credit issues debt and other payables with various maturities, interest rate structures and in various currencies, to ensure funding over business and economic cycles and to minimize overall borrowing costs. The maturity and interest rate structures frequently differ from the invested assets. Exposures to fluctuations in interest rates are created by the difference in maturities of liabilities versus the maturities of assets. The financial exposures are monitored and managed in accordance with Ford Credit's established policies and procedures.

Ford Credit has entered into agreements to manage exposures to fluctuations in interest rates and foreign exchange. These agreements are used to hedge interest rate exposure and to hedge debt denominated in foreign currencies. All such instruments are classified as "held for purposes other than trading"; company policy specifically prohibits the use of derivatives for speculative purposes.

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 1.  ACCOUNTING POLICIES (continued)

Derivative Financial Instruments (continued)

Interest rate swap agreements are used to manage the effects of interest rate fluctuations by changing the interest rate characteristics of Ford Credit's debt to match the interest rate characteristics of related assets. All interest rate swap agreements are designated to hedge either a specific debt issue or pool of debt. The differential paid or received on interest rate swap agreements is recognized on an accrual basis as an adjustment to interest expense. Gains and losses on terminated interest rate swaps are amortized and reflected in interest expense over the remaining term of the underlying debt.

Foreign currency agreements including swaps and forward contracts are used to manage foreign exchange exposure. All currency swaps and forward contracts are designated to hedge specific foreign currency denominated debt instruments or intercompany loans. The differential paid or received on these contracts is recognized on an accrual basis as an adjustment to interest expense.
Unrealized gains or losses are recognized concurrently with foreign currency translation gains and losses on the underlying debt.

Foreign Currency Translation

Revenues, costs and expenses of foreign subsidiaries are translated to U.S. dollars at average-period exchange rates. Assets and liabilities of foreign subsidiaries are translated to U.S. dollars at year-end exchange rates with the effects of these translation adjustments being reported in a separate component of stockholder's equity. The change in this account results from translation adjustments recorded during the year.

Cash Equivalents

Ford Credit considers investments purchased with a maturity of three months or less to be cash equivalents.

                FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                 NOTES TO FINANCIAL STATEMENTS (Continued)


NOTE 2.  ACQUISITIONS AND DIVESTITURES

During 1997 and 1996, the following significant actions were completed:

- Effective January 1, 1997, Ford Credit sold its interest in Ford New Holland Credit Company to FiatAllis North America, Inc. ("Fiat") and New Holland (Canada) Credit Holding Ltd. ("Fiat Canada").

- In December 1996, Ford, FSG, Inc. ("FFSGI") contributed ownership of Ford Credit Europe to Ford Credit.

- During 1996, the majority of Ford Credit's diversified assets managed by USL Capital Corporation was sold.

- In March 1996, Ford Holdings, Inc. ("FHI") contributed ownership of TARIC to Ford Credit.

- In February 1996, Ford Credit exchanged substantially all of its common stock interest in FHI for a promissory note.

These actions are further discussed in the following sections.

Sale of Ford New Holland Credit Company

Ford Credit sold its 51% majority ownership of Ford New Holland Credit Company to Fiat and Fiat Canada. The sale was effective January 1, 1997 and was not material to Ford Credit's financial statements.

Contribution of Ford Credit Europe

During the fourth quarter 1996, FFSGI contributed its ownership interest in Ford Credit Europe (approximately 78% ownership) to Ford Credit. The transaction was recorded at book value. Prior years' financial statements were restated to include Ford Credit Europe. The preferred stock of Ford Credit Europe was owned by Ford.

In November 1997, Ford Credit Europe converted the Ford-held preferred stock to common stock and issued additional common stock to Ford. Ford Credit's ownership in Ford Credit Europe is approximately 70% at December 31, 1997.

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 2.  ACQUISITIONS AND DIVESTITURES (continued)


Investment in Leasing Partnership


As a part of Ford's sale of USL Capital Corporation's assets during 1996, the majority of Ford Credit's diversified assets (except leveraged leases) managed by USL Capital Corporation was sold. The sale of the diversified assets did not have a material impact on Ford Credit's 1996 financial statements. Also, Ford Credit formed a partnership with Bank of America to manage a significant portion of the leveraged lease portfolio and certain leveraged leases were transferred to the partnership.

On December 31, 1997, Ford Credit sold its partnership interest to Ford Leasing Corporation, an affiliate company. The transaction was recorded at book value.


Contribution of TARIC

FHI contributed TARIC to Ford Credit on March 29, 1996. The transaction was recorded by Ford Credit at TARIC's book value as a credit to paid-in surplus.


Investment in FHI

FHI is a holding company whose principal asset at December 31,1996 was an equity investment in FFSGI. FFSGI is a holding company which owns substantially all of Ford's financial services activities.

On February 28, 1996, FHI purchased substantially all of Ford Credit's common stock interest in FHI for $2,949 million. FHI issued a promissory note to Ford Credit for the purchase amount. The excess of the value received over the book value of the FHI investment ($1,296.2 million) was credited to Ford Credit's paid-in surplus. On April 2, 1996 and December 11, 1996, Ford Credit received cash payments on the note of $1,032 million and $400 million, respectively.
The unpaid portion of the promissory note ($1,517 million at December 31, 1997) is reflected as a reduction to stockholder's equity. Ford Credit's investment in FHI at December 31, 1997 is $62.7 million. Prior to this transaction, Ford Credit owned 45% of Ford Holdings' common stock and accounted for its investment in FHI under the equity method. Ford owned the remaining common stock in FHI representing 55% of the voting power.

                FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                 NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2.  ACQUISITIONS AND DIVESTITURES (continued)

Investment in FHI (continued)

Assuming the sale of Ford Credit's common stock interest in FHI had taken place on January 1, 1995, Ford Credit's unaudited pro forma net income would have been lower by approximately $27 million and $136 million in 1996 and 1995, respectively. The pro forma results are not necessarily indicative of future operating results or the results that might have occurred had the transaction taken place on January 1, 1995.

Condensed income statement information of FHI for the year ended December 31, 1995 and the two months ended February 29, 1996 was as follows:

                                          TWO MONTHS
                                            ENDED
                                        FEBRUARY 29, 1996           1995
                                        -----------------       -----------
                                                   (in millions)
  INCOME STATEMENT
    Revenue                                $   350.4            $  7,047.4
    Income before income taxes                 120.9               1,107.1
    Net income                                 106.5                 690.0
    Preferred stock dividend
      requirements                                 -                 129.8
    Income available for common
      stockholders                             106.5                 560.2

                FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 3.  MARKETABLE AND OTHER SECURITIES

Available-for-sale securities are recorded at fair value with unrealized gains and losses excluded from income and reported, net of tax, as a separate component of stockholder's equity. Held-to-maturity securities are
recorded at amortized cost.   Equity securities which do not have readily
determinable fair values are recorded at cost. The basis of cost used in determining realized gains and losses is specific identification.

The fair value of substantially all securities was estimated based on quoted market prices. For securities for which there were no quoted market prices, the estimate of fair value was based on similar types of securities that are traded in the market.

The amortized cost and fair value of investments in available-for-sale securities and held-to-maturity securities at December 31, 1997, by contractual maturity, were as follows:





                                   AVAILABLE-FOR-SALE      HELD-TO-MATURITY
                                   ------------------    --------------------
                                   AMORTIZED     FAIR    AMORTIZED       FAIR
                                     COST       VALUE      COST         VALUE
                                   ---------   ------    ---------     ------
                                                 (in millions)

Due in one year or less             $   0.7   $   0.7     $ 13.9       $ 13.9
Due after one year through
  five years                          242.7     245.0        9.7          9.8
Due after five years
  through ten years                   136.2     139.1        0.6          0.7
Due after ten years                   114.1     116.8        0.7          0.8
Mortgage-backed-securities            238.4     239.7          -            -
Equity securities                      53.0     116.0          -            -
                                    -------   -------     ------       ------
  Total                             $ 785.1   $ 857.3     $ 24.9       $ 25.2
                                    =======   =======     ======       ======

Proceeds from sales of available-for-sale securities were $3.2 billion and $5.8 billion in 1997 and 1996, respectively. Gross realized gains and losses for 1997 were $95.1 million and $7.4 million, respectively. Gross realized gains and losses for 1996 were not material.

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 3.  MARKETABLE AND OTHER SECURITIES (continued)

Investments in securities at December 31, 1997 were as follows:


                                                                         GROSS          GROSS
                                                         AMORTIZED    UNREALIZED      UNREALIZED       FAIR
                                                           COST         GAINS           LOSSES         VALUE
                                                         ---------    ----------      ----------     ----------
                                                                            (in millions)
Available-for-sale securities
Corporate debt securities                                $   265.2    $      6.0      $    (0.1)     $    271.1
Mortgage-backed securities                                   238.4           1.9           (0.6)          239.7
Debt securities issued by
  U.S. government and agencies                               194.1           2.0           (0.1)          196.0
Equity securities                                             53.0          65.1           (2.1)          116.0
Debt securities issued
  by foreign government                                       21.4           0.1              -            21.5
Municipal securities                                          13.0           0.1           (0.1)           13.0
                                                         ---------    ----------      ---------      ----------
    Total available-for-sale
        securities                                           785.1          75.2           (3.0)          857.3
                                                         ---------    ----------      ---------      ----------
Held-to-maturity securities
Corporate debt securities                                     15.3             -              -            15.3
Debt securities issued by
  U.S. government and agencies                                 6.4           0.3              -             6.7
Other debt securities                                          3.2             -              -             3.2
                                                         ---------    ----------      ---------      ----------
    Total held-to-maturity
      securities                                              24.9           0.3              -            25.2
                                                         ---------    ----------      ---------      ----------
    Total investments in securities
      with readily determinable
      fair values                                            810.0          75.5           (3.0)          882.5
Other non-marketable
      equity securities                                        5.7             -              -             5.7
                                                         ---------    ----------      ---------      ----------
    Total investments
      in securities                                      $   815.7    $     75.5      $    (3.0)     $    888.2
                                                         =========    ==========      =========      ==========

                FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 3. MARKETABLE AND OTHER SECURITIES (continued)

Investments in securities at December 31, 1996 were as follows:


                                                                     GROSS              GROSS
                                                    AMORTIZED      UNREALIZED        UNREALIZED        FAIR
                                                      COST           GAINS             LOSSES         VALUE
                                                   -----------    -----------        ----------     ---------
                                                                           (in millions)
Available-for-sale securities
Corporate debt securities                           $  218.5         $  1.5           $  (1.2)      $  218.8
Mortgage-backed securities                             207.1            1.7              (2.1)         206.7
Debt securities issued by
  U.S. government and agencies                         154.3            1.3              (0.7)         154.9
Equity securities                                      104.2           89.4              (3.4)         190.2
Debt securities issued
  by foreign government                                 26.0            0.9                 -           26.9
Municipal securities                                    14.4              -                 -           14.4
    Total available-for-sale                        --------         ------           -------       --------
      securities                                       724.5           94.8              (7.4)         811.9
Held-to-maturity securities                         --------         ------           -------       --------
Corporate debt securities                               13.4              -                 -           13.4
Debt securities issued by
  U.S. government and agencies                           8.6            0.3                 -            8.9
Other debt securities                                      -              -                 -              -
    Total held-to-maturity                          --------         ------           -------       --------
      securities                                        22.0            0.3                 -           22.3
                                                    --------         ------           -------       --------
    Total investments in securities
      with readily determinable
      fair values                                      746.5           95.1              (7.4)         834.2
Other non-marketable
      equity securities                                490.9              -                 -          490.9
                                                    --------         ------           -------       --------
    Total investments
      in securities                                 $1,237.4         $ 95.1           $  (7.4)      $1,325.1
                                                    ========         ======           =======       =======

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 4.  FINANCE RECEIVABLES AND RETAINED INTEREST IN SOLD RECEIVABLES

Net finance receivables at December 31 were as follows:

                                                                  1997             1996
                                                              -----------      -------------
                                                                     (in millions)
  Retail                                                      $  55,601.0       $  53,140.6
  Wholesale                                                      21,605.5          22,706.3
  Other                                                           5,275.9           5,901.2
                                                              -----------       -----------
    Total finance receivables, net of
      unearned income                                            82,482.4          81,748.1
  Less: Allowance for credit losses                              (1,169.8)           (900.1)
                                                              -----------       -----------
    Finance receivables, net                                     81,312.6          80,848.0

  Retained interest in sold receivables                             998.6           1,124.1
                                                              -----------       -----------
    Finance receivables, net and
       retained interest in sold receivables                  $  82,311.2       $  81,972.1
                                                              ===========       ===========

The retained interest in sold receivables is comprised of IO strips ($293.3 million and $231.0 million at December 31, 1997 and 1996 respectively), subordinated amounts ($790.4 million and $975.8 million at December 31, 1997 and 1996 respectively), and allowance for credit losses ($85.1 million and $82.7 million at December 31, 1997 and 1996 respectively).

Ford Credit's servicing portfolio relating to these finance receivables sales amounted to $10.0 billion and $8.9 billion at December 31, 1997 and 1996, respectively.

At December 31, 1997 finance receivables include $1.0 billion owed by three customers with the largest receivable balances.

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 4.  FINANCE RECEIVABLES AND RETAINED INTEREST IN SOLD RECEIVABLES
         (continued)

The contractual maturities of total finance receivables net of unearned income outstanding at December 31, 1997 were as follows:


                                    DUE IN YEAR
                                 ENDING DECEMBER 31                     DUE
                        -----------------------------------------       AFTER
                           1998            1999           2000          2000            TOTAL
                        ----------      ----------     ----------     ----------     ------------
                                                (in millions)
  Retail                $ 25,870.8      $ 15,711.7     $  8,542.9     $  5,475.6     $   55,601.0
  Wholesale               21,599.9             2.2            1.4            2.0         21,605.5
  Other                    3,372.1           122.2          124.0        1,657.6          5,275.9
                        ----------      ----------     ----------     ----------     ------------

          Total         $ 50,842.8      $ 15,836.1     $  8,668.3     $  7,135.2     $   82,482.4
                        ==========      ==========     ==========     ==========     ============

It is Ford Credit's experience that a substantial portion of finance receivables are repaid before contractual maturity dates. The above table, therefore, is not to be regarded as a forecast of future cash collections.

The aggregate receivable balances related to accounts past due 60 days or more were as follows:


                                                          DECEMBER 31
                                                     ---------------------
                                                       1997         1996
                                                     ---------   ---------
                                                           (in millions)
  Retail                                             $ 496.8     $   806.4
  Wholesale                                             35.4          53.3
  Other                                                 58.6          86.2
                                                     -------     ---------
          Total                                      $ 590.8     $   945.9
                                                     =======     =========

Included in retail and other receivables are investments in direct financing leases related to the leasing of motor vehicles.


                                                       1997         1996
                                                    ----------   ----------
                                                        (in millions)
  Net investment in direct financing leases
    Minimum lease rentals                           $ 2,743.9    $  2,307.5
    Estimated residual values                         2,527.0       2,618.4
      Less: Allowance for credit losses                 (42.5)        (37.6)
                                                    ---------    ----------
          Net investment in direct
            financing leases                        $ 5,228.4    $  4,888.3
                                                    =========    ==========

Minimum direct financing lease rentals, net of interest payments, for each of the five succeeding years are as follows (in millions): 1998 -- $1,231.0; 1999 -- $800.3; 2000 -- $485.0; 2001 -- $186.4; 2002 -- $39.6;
thereafter -- $1.6.

                FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 5.  NET INVESTMENT, OPERATING LEASES

Operating leases at December 31 were as follows:

                                                                        1997         1996
                                                                        ----         ----
                                                                           (in millions)
  Investment in operating leases
    Vehicles, at cost                                              $ 41,925.5     $ 36,951.2
    Lease origination costs                                              64.9           60.1
      Less:   Accumulated depreciation                               (6,942.8)      (6,048.6)
              Allowance for credit losses                              (301.6)        (317.5)
                                                                   ----------     ----------

              Net investment in operating leases                   $ 34,746.0     $ 30,645.2
                                                                   ==========     ==========

Future minimum rentals on operating leases are as follow (in millions):
1998 -- $12,073.3; 1999 -- $8,647.2; 2000 -- $1,156.3; 2001 -- $55.3;
2002 -- $2.9.

Ford Credit periodically sells vehicles subject to operating leases to special purpose subsidiaries under sale-leaseback arrangements. Ford Credit's servicing portfolio related to these sales amounted to $947.5 million and $1,388.7 million at December 31, 1997 and 1996, respectively.

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 6.  ALLOWANCE FOR CREDIT LOSSES

Following is an analysis of the allowance for credit losses relating to finance receivables and operating leases for the years ended December 31:



                                                        1997           1996         1995
                                                     ---------       --------     --------
                                                                  (in millions)
  Balance, beginning of year                         $1,217.6        $1,054.9     $1,084.4
    Additions                                         1,338.2           993.3        480.4

    Deductions
      Losses                                          1,239.1         1,020.7        686.6
      Recoveries                                       (232.0)         (190.7)      (200.7)
                                                     --------        --------     --------

          Net losses                                  1,007.1           830.0        485.9

    Other changes, principally amounts relating
        to finance receivables and
        operating leases sold                            77.3             0.6         24.0
                                                     --------        --------     --------

          Net deductions                              1,084.4           830.6        509.9
                                                     --------        --------     --------
  Balance, end of year                               $1,471.4        $1,217.6     $1,054.9
                                                     ========        ========     ========

Ford Credit retains limited credit risk related to finance receivables sold. Reserves for estimated losses related to these receivables are separately provided based principally on historical loss experience. These reserves totaled $85.1 million and $82.7 million at December 31, 1997 and 1996, respectively, and are netted against the retained interest in sold receivables (see Note 4).

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 7. OTHER ASSETS

Other assets consist of:

                                                       DECEMBER 31
                                                       -----------
                                                   1997          1996
                                                   ----          ----
                                                      (in millions)

  Investment in leasing partnership              $       -   $ 1,451.5
  Investment in used vehicles held for
    resale, at estimated fair value                1,042.3     1,145.1
  Deferred charges and other assets                  937.4       706.6
  Collateral held for resale                         419.4       407.6
  Property and equipment, net of
    accumulated depreciation of $105.1
    in 1997 and $103.5 in 1996                       155.8       150.1
                                                 ---------   ---------

        Total                                    $ 2,554.9   $ 3,860.9
                                                 =========   =========


                FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 8.  DEBT

Debt at December 31 was as follows:

                                                           WEIGHTED-AVERAGE(A)--
                                                              INTEREST RATES                  BOOK VALUE
                                                           ---------------------        ------------------------
                                                             1997        1996              1997         1996
                                                           -------     --------         ----------    ----------
                                                                                              (in millions)
 PAYABLE WITHIN ONE YEAR
   Commercial paper (B)                                                                 $ 40,856.8    $ 38,228.3
   Other short-term debt(C)                                                                5,351.0       4,788.7
                                                                                        ----------    ----------
         Total short-term debt                             5.83%        5.52%             46,207.8      43,017.0

   Senior notes payable
       within one year (D)  (E)                            6.64%        6.49%              9,572.6       9,178.0
         Total payable within                                                           ----------    ----------
              one year                                     5.97%        5.69%             55,780.4      52,195.0
                                                                                        ----------    ----------
 PAYABLE AFTER ONE YEAR
   Secured indebtedness                                   18.63%       17.64%                 13.5           9.9
   Unsecured senior indebtedness
    Notes (F)                                              6.64%        6.63%             43,584.1      44,273.6
    Debentures                                             4.50%        4.56%              1,247.6       1,228.3
    Unamortized discount                                                                      (3.0)         (7.5)
                                                                                        ----------    ----------
         Total secured and
           unsecured senior
           indebtedness                                                                   44,842.2      45,504.3

    Unsecured long-term
       subordinated notes                                  8.29%        6.15%                102.4         325.0
                                                                                        ----------    ----------
         Total payable after one year (E)                                                 44,944.6      45,829.3
                                                                                        ----------    ----------
         Total debt                                        6.25%        6.12%           $100,725.0    $ 98,024.3
                                                                                        ==========    ==========

(A)      Excludes the effect of interest rate swap agreements.
(B) The average remaining maturities of commercial paper was 24 days at December 31, 1997 and 34 days at December 31, 1996.
(C) Includes $830.5 million and $2,477.7 million with affiliated companies at December 31, 1997 and 1996, respectively.
(D) Includes $1,716.0 million and $653 million with an affiliated company at December 31, 1997 and 1996, respectively.
(E) Secured and unsecured senior notes and debentures mature at various dates through 2048. Maturities are as follows (in millions): 1998 -- $9,572.6; 1999 -- $9,617.8; 2000 -- $9,142.2; 2001 -- $7,721.4; 2002
         -- $8,020.6; thereafter -- $10,442.6.
(F) Includes $1,830.6 million and $3,584.4 million with affiliated companies at December 31, 1997 and 1996, respectively.

                FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 8. DEBT (CONTINUED)


                                                    1997           1996
                                                    ----           ----
                                                        (in millions)
  PAYABLE AFTER ONE YEAR(A)/

    Fixed interest rates                          $ 30,602.9   $ 31,254.7
    Variable interest rates (generally based
      on LIBOR or other short-term rates)           14,341.7     14,574.6
                                                  ----------   ----------

        Total payable after one year              $ 44,944.6   $ 45,829.3
                                                  ==========   ==========

  (A)/ Excludes the effect of interest rate swap agreements.


Ford Credit and certain of its subsidiaries have entered into interest rate swap agreements to manage exposures to fluctuations in interest rates. The agreements decreased the overall weighted-average interest rate on total debt from 6.25% to 6.17% as of December 31, 1997 and decreased the overall weighted-average interest rate on total debt from 6.12% to 6.08% as of December 31, 1996. In addition, the agreements increased the Company's overall weighted-average effective interest rates for full year 1997 from 6.50% to 6.54% and increased full year 1996 from 6.42% to 6.43%. The agreements decreased the long-term obligations payable after one year subject to variable interest rates as of December 31, 1997 and 1996 to $9,741.6 and $13,627.5 million, respectively. The effect of these agreements is to reduce the effect of interest rate changes on profitability. Approximately 31% of Ford Credit's interest rate swaps mature in 1998 and approximately 90% mature by 2002.

Certain of these obligations are denominated in currencies other than the currency of the country of the issuer. Foreign currency swap and forward agreements are used to hedge exposure to changes in exchange rates of certain of these obligations.

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 9.  SUPPORT FACILITIES

Support facilities represent additional available sources of funds. At December 31, 1997, Ford Credit had approximately $19.2 billion of contractually committed facilities. In addition, $7.4 billion of Ford bank lines may be used by Ford Credit at Ford's option. The lines have various maturity dates through June 30, 2002 and may be used, at Ford Credit's option, by any of its direct or indirect majority-owned subsidiaries. Any such borrowings will be guaranteed by Ford Credit. Banks also provide $1.6 billion of contractually committed liquidity facilities to support Ford Credit's asset-backed commercial paper program.

Additionally, at December 31, 1997, there were approximately $4.6 billion of contractually committed facilities available for Ford Credit Europe plc's use. In addition, $615 million of Ford bank lines may be used by Ford Credit Europe plc at Ford's option. The lines have various maturity dates through June 30, 2002 and may be used, at Ford Credit Europe plc's option, by any of its direct or indirect majority-owned subsidiaries. Any such borrowings will be guaranteed by Ford Credit Europe plc.

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 10.  INCOME TAXES

Ford Credit and certain of its domestic subsidiaries join Ford in filing consolidated United States federal and state income tax returns. During 1997, Ford and Ford Credit changed their intercompany tax sharing agreement. The change resulted in a net additional current tax payment to Ford of $516.5 million but had no effect on the total provision. Pursuant to this arrangement with Ford, United States income tax liabilities or credits are allocated to Ford Credit generally on a separate return basis.

The provision for income taxes was estimated as follows:


                                                1997      1996     1995
                                               -------  --------  -------
                                                      (in millions)
  Currently payable/(refundable)
    U.S. federal                               $ 572.1  $ (501.7) $ (45.0)
    Foreign                                      231.9     138.1    196.9
    State and local                               15.3     (10.4)   (29.7)
                                               -------  --------  -------

        Total currently payable/(refundable)     819.3    (374.0)   122.2

  Deferred tax (benefit)/liability
    U.S. federal                                (136.3)  1,050.3    490.0
    Foreign                                       32.8      56.2    (22.1)
    State and local                               11.0      (0.9)    92.8
                                               -------  --------  -------

        Total deferred                           (92.5)  1,105.6    560.7
                                               -------  --------  -------

        Total provision                        $ 726.8  $  731.6  $ 682.9
                                               =======  ========  =======

A reconciliation of the provision for income taxes as a percentage of income before income taxes, excluding equity in net income of affiliated companies and minority interest in net income of a joint venture, with the United States statutory tax rate for the last three years is shown below:



                                                1997      1996      1995
                                               -------  --------  --------
  U.S. statutory tax rate                       35.0%     35.0%     35.0%
  Effect of (in percentage points)
    Taxes attributable to foreign
      source income                              3.7       1.5      (1.9)
    State and local income taxes                 1.7       1.5       2.0
    Investment income not subject to tax or
      subject to tax at reduced rates           (0.2)     (0.9)     (1.3)
    Rate adjustments on deferred taxes          (0.7)     (1.9)        -
    Other                                        0.8      (1.4)     (0.6)
                                                ----      ----      ----
        Effective tax rate                      40.3%     33.8%     33.2%
                                                =====     ====      ====

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 10.  INCOME TAXES (continued)

Deferred income taxes reflect the estimated tax effect of temporary differences between the bases of assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations. The components of deferred income tax assets and liabilities as of December 31 were as follows:



                                                   1997         1996
                                                ---------    ---------
                                                     (in millions)
        DEFERRED TAX LIABILITIES

        Leasing transactions                    $ 3,560.3    $ 4,536.0
        Purchased tax benefits                      293.0        294.1
        Finance receivables                         225.5        125.0
        Sales of receivables                         87.6        105.2
        Other                                       272.3        104.8
                                                ---------    ---------
          Total deferred tax liabilities          4,438.7      5,165.1

        DEFERRED TAX ASSETS

        Provision for credit losses                 749.9        662.6
        Alternative minimum tax                     289.9         46.0
        Foreign tax credits                         234.5            -
        Employee benefit plans                      120.6        113.6
        Retail contract earnings method              48.5         48.5
        Other                                       263.1         34.0
                                                ---------    ---------

          Total deferred tax assets               1,706.5        904.7
                                                ---------    ---------

            Net deferred tax liabilities        $ 2,732.2    $ 4,260.4
                                                =========    =========


NOTE 11.  POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

Ford Credit and certain of its subsidiaries provide selected health care and life insurance benefits for retired employees under unfunded plans sponsored by Ford and certain of its subsidiaries. Ford Credit's U.S. and Canadian employees may become eligible for those benefits if they retire while working for Ford Credit; however, benefits and eligibility rules may be modified from time to time. The estimated cost for postretirement health care benefits is accrued on an actuarially determined basis.

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                 NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 11.  POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS (continued)

Net postretirement benefit expense included the following:



                                                        1997         1996
                                                    -----------   ----------
                                                         (in millions)
Benefits attributed to employees' service            $   7.8       $  8.3
Interest on accumulated benefit obligation              14.6         14.4
Net amortization/other                                  (0.2)        (1.7)
                                                     -------       ------
 Net postretirement benefit expense                  $  22.2       $ 21.0
                                                     =======       ======

Retiree benefit payments                             $   5.7       $  4.7

The status of these plans, reconciled with the amounts recognized in Ford Credit's balance sheet at December 31, was as follows:


                                                        1997       1996
                                                      --------   --------
                                                         (in millions)
Accumulated Postretirement Benefit Obligation

Retirees                                              $  84.3    $ 60.6
Active employees eligible to retire                      30.2      29.5
Other active employees                                  124.9     120.6
                                                      -------    ------
 Total accumulated obligation                           239.4     210.7
Unamortized amendments                                    1.2       1.2
Unamortized net gain                                     14.6      32.1
                                                      -------    ------
 Accrued liability                                    $ 255.2    $244.0
                                                      =======    ======
Assumptions:
 Discount rate at year-end                                7.0%      7.5%
 Present health care cost trend rate                      6.6%      6.6%
 Ultimate trend rate in ten years                         5.0%      5.0%
 Weighted-average trend rate                              5.5%      5.7%

Changing the assumed health care cost trend rates by one percentage point would change the aggregate service and interest cost components of net periodic postretirement benefit cost for 1997 by $3.4 million and the accumulated postretirement benefit obligation at December 31, 1997 by $36.3 million. The accumulated postretirement benefit obligation at December 31, 1997 has been reduced by $5.3 million due to the sale of Ford New Holland Credit Company.

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 12.  TRANSACTIONS WITH AFFILIATED COMPANIES

An agreement with Ford provides for payments by Ford to Ford Credit that would maintain Ford Credit's consolidated income before income taxes and net income at specified minimum levels. No payments were required under the agreement during 1997, 1996, or 1995.

Ford Credit and its subsidiaries, from time to time, purchase accounts receivable of certain divisions and subsidiaries of Ford. The amount of such receivables outstanding was $3,664.4 million at December 31, 1997 and $4,043.4 million at December 31, 1996. Agreements with Ford and other affiliates also provide for payments to Ford Credit for interest supplements and other support costs on certain financing and leasing transactions. Amounts included in the income statement for these and other transactions with Ford were as follows (in millions): 1997 - $1,778.5; 1996 - $1,432.7; 1995 - $1,279.0. Ford Credit and
its subsidiaries purchase from Ford and affiliates certain vehicles which were previously acquired by Ford principally from its fleet and rental car customers. The fair value of these vehicles held for resale and included in other assets at December 31 was as follows (in millions): 1997 - $636.9; 1996
- $789.2. Ford Credit also has entered into a sale-leaseback agreement with Ford for vehicles leased to employees of Ford and its subsidiaries. The net investment in these vehicles included in operating leases at December 31 was as follows (in millions): 1997 - $731.2; 1996 - $764.4.

Ford Credit and Ford revised their intercompany tax sharing agreement in 1997 effective for years ended after December 31, 1994. Ford Credit recorded a deferred tax asset for amounts due from Ford under the revised agreement. Ford compensates Ford Credit for the temporary use of these funds. The interest income earned and included in income was $41.6 million in 1997.

In 1996, Ford Credit transferred Budget Rent-A-Car ("BRAC") preferred stock to FFSGI as a dividend. In 1997, Ford sold its ownership of BRAC to Team Rental Group, Inc. As part of that sales agreement, Ford Credit received full payment of their loans to BRAC. Dividends and interest received from BRAC and included in income were as follows (in millions): 1997 - $23.6; 1996 - $85.8; 1995 - $109.4

On April 21, 1997, Ford Credit sold its preferred stock in The Hertz Corporation to FFSGI. Ford Credit received dividends on the preferred stock which are included in investment and other income as follows (in millions):
1997 - $11.9; 1996 - $28.7; 1995 - $40.7.

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES


                  NOTES TO FINANCIAL STATEMENTS (Continued)


NOTE 12.  TRANSACTIONS WITH AFFILIATED COMPANIES (CONTINUED)

Ford Credit holds a promissory note from FHI for $1,517 million which is classified against stockholder's equity. Interest income earned on the promissory note was $91.6 million in 1997 and $93.5 million in 1996.


Ford Credit and its subsidiaries receive technical and administrative advice and services from Ford and its subsidiaries, occupy office space furnished by Ford and its subsidiaries and utilize data processing facilities maintained by Ford. Payments to Ford and its subsidiaries for such advice and services are charged to operating expenses and were as follows (in millions): 1997 - $120.7; 1996 - $113.9; 1995 - $95.2.

Retirement benefits are provided under defined benefit plans for employees of Ford Credit and its subsidiaries in the United States by the Ford General Retirement Plan and for employees of the foreign subsidiaries in Europe, Australia and Canada by the respective Ford retirement plans. Employee retirement plan costs allocated to Ford Credit and its subsidiaries from Ford and charged to operating expenses were as follows (in millions): 1997 - $13.6; 1996 - $16.6; 1995 - $15.9.

See other notes for additional information regarding transactions with affiliated companies.


NOTE 13.  LITIGATION AND CLAIMS

Various legal actions, governmental proceedings and other claims are pending or may be instituted or asserted in the future against Ford Credit and its subsidiaries. Certain of the pending legal actions are, or purport to be, class actions. Some of these matters involve or may involve compensatory, punitive or antitrust or other treble damage claims in very significant amounts or other relief which, if granted, would require very significant expenditures.

Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance and it is reasonably possible that some of the foregoing matters could be decided unfavorably to Ford Credit or the subsidiary involved. Although the amount of liability at December 31, 1997 with respect to these matters cannot be ascertained, Ford Credit believes that any resulting liability should not materially affect the consolidated financial position or results of operations of Ford Credit and its subsidiaries.

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                 NOTES TO FINANCIAL STATEMENTS (Continued)


NOTE 14.  FINANCIAL INSTRUMENTS

Book and Estimated Fair Value of Financial Instruments

The estimated fair value of financial instruments held by Ford Credit and its subsidiaries at December 31, and the valuation techniques used to estimate the fair value, were as follows:


                                          1997                                     1996
                              ------------------------------           -----------------------------
                                                ESTIMATED                                ESTIMATED
                                   BOOK           FAIR                     BOOK            FAIR
                                   VALUE          VALUE                    VALUE           VALUE
                               ------------   -------------            ------------    -------------
                                      (in millions)                             (in millions)
Assets

Cash and cash equivalents      $     689.5    $   689.5                 $  2,716.0      $  2,716.0
Investments in securities            887.9        888.2                    1,324.8         1,325.1
Finance receivables, net
  and retained interest in
  sold receivables                76,970.5     76,473.7                   76,735.5        76,066.7
Liabilities
Debt payable within one year   $  55,780.4    $55,780.4                 $ 52,195.0      $ 52,195.0
Debt payable after one year       44,944.6     45,828.2                   45,829.3        45,563.4
Derivative Contracts:
  Foreign exchange
     instruments
   Contracts with unrealized
     gains                            64.8        115.9                      102.9            68.5
   Contracts with unrealized
     losses                         (814.3)      (898.4)                    (784.1)         (722.8)
  Interest rate instruments
   Contracts with unrealized
     gains                            80.6        546.9                      250.2           433.7
   Contracts with unrealized
     losses                          (70.9)      (159.9)                    (123.1)         (285.5)


CASH AND CASH EQUIVALENTS. The book value approximates fair value because of the short maturity of these instruments.

INVESTMENTS IN SECURITIES. The estimated fair value of investments in marketable equity and debt securities are estimated based on market prices. Book value of investments in non-marketable equity securities approximate fair value (See Note 3.).

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 14.  FINANCIAL INSTRUMENTS (Continued)

FINANCE RECEIVABLES, NET AND RETAINED INTEREST IN SOLD RECEIVABLES. The fair value of substantially all finance receivables is estimated by discounting future cash flows using an estimated discount rate which reflects the current credit, interest rate and prepayment risks associated with similar types of instruments. For receivables with short maturities, the book values approximate fair values. Included in finance receivables is the retained interest in sold finance receivables and related amounts. These amounts are recorded at the present value of estimated future cash flows discounted at rates commensurate with this type of instrument, which approximates fair value. Certain leases are excluded from the fair market valuation of finance receivables.

DEBT PAYABLE WITHIN ONE YEAR. The book value approximates fair value because of the short maturity of these instruments.

DEBT PAYABLE AFTER ONE YEAR. The fair value is estimated based on quoted market prices or current rates for similar debt with the same remaining maturities.

Financial Instruments with Off-Balance-Sheet Risk

The following sections describe the various off-balance-sheet financial instruments that Ford Credit and its subsidiaries held as of December 31, 1997 and 1996. Also included is a brief discussion of the estimated fair value of those contracts and certain risks associated with holding those contracts through maturity.

FOREIGN EXCHANGE INSTRUMENTS. Ford Credit and certain of its subsidiaries have entered into foreign currency swap and forward agreements to manage exposure to foreign exchange rate fluctuations. At December 31, 1997 and 1996, the total notional amount of Ford Credit's foreign exchange instruments outstanding was $12.5 billion and $10.6 billion, respectively. These agreements hedge principal and interest payments on debt issues that are denominated in foreign currencies. The book value of the foreign currency swap and forward agreements represents the amount payable to the counterparty since the last settlement date. The fair value of these foreign agreements was estimated using current market rates.

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 14.  FINANCIAL INSTRUMENTS (continued)

INTEREST RATE INSTRUMENTS. Ford Credit and certain of its subsidiaries have entered into interest rate swap agreements to manage exposure to fluctuations in interest rates. The underlying notional amount of interest rate swaps was $86.6 billion at December 31, 1997 and $74.1 billion at December 31, 1996, respectively.

The differential paid or received on interest rate swap agreements is recognized on an accrual basis as an adjustment to interest expense. The book value of an interest rate swap agreement represents the differential receivable or payable with a swap counterparty since the last settlement date.

The fair value of an interest rate swap is the estimated amount Ford Credit would receive or pay to terminate the agreement. The fair value is calculated using current market rates for similar instruments with the same remaining maturities. Unrealized gains and losses are netted for individual counterparties where legally permissible.

Counterparty Credit Risk

Ford Credit manages its foreign currency and interest rate counterparty credit risks by limiting exposure and by monitoring the financial condition of counterparties. The amount of exposure Ford Credit may have to a single counterparty on a worldwide basis is limited by company policy. In the unlikely event that a counterparty fails to meet the terms of a foreign currency or an interest rate instrument, risk is limited to the fair value of the instrument.

Concentrations of Credit Risk

The business of Ford Credit is substantially dependent upon Ford Motor Company. Any protracted reduction or suspension of Ford's production or sale of vehicles, resulting from a decline in demand, a work stoppage, governmental action, adverse publicity, or other event, could have a substantial adverse effect on Ford Credit.

Ford Credit controls its credit risk through credit standards, limits on exposure and by monitoring the financial condition of other parties. The majority of Ford Credit's finance receivables are geographically diversified throughout the United States. Foreign finance receivables are concentrated in Europe, Canada, and Australia.

                    FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 15. STOCK OPTIONS

Ford Credit employees participate in the stock option plans of Ford. Ford Credit has stock options outstanding under Ford's 1985 Stock Option Plan and 1990 Long-Term Incentive Plan ("Plans"). No further grants may be made under the 1985 Plan. Grants may be made under the 1990 Plan through April 2000. Options granted in 1997 and subsequent years under the 1990 Plan become exercisable 33% after one year from the date of grant, 66% after two years and 100% after three years. In general, options granted under the 1985 Plan and options granted prior to 1997 under the 1990 Plan become exercisable 25% after one year from the date of grant, 50% after two years, 75% after three years and 100% after four years. Options under both Plans expire after 10 years.

Information concerning stock options for Ford Credit's employees is as follows (shares in thousands):

                                                                1997                   1996                     1995
                                                         ---------------------  --------------------       -----------------
                                                                    Weighted-             Weighted-                Weighted-
                                                                    Average                Average                  Average
                                                                    Exercise                Exercise                Exercise
Shares subject to option                                 Shares      Price       Shares      Price          Shares   Price
------------------------                                 ------      -----       ------      -----          ------   -----
Outstanding at beginning of period                         2,446    $26.93        2,267     $25.22          1,916    $23.24
New grants (based on fair value of
  common stock at dates of grant)                            430     32.05          423      32.69            445     32.00
Exercised*                                                  (404)    23.19         (190)     20.32            (75)    19.62
Surrendered upon exercise of stock
  appreciation rights                                        (53)    22.44          (40)     23.03              -
Terminated and expired                                         -                    (14)     31.14            (19)    28.05
                                                           -----                  -----                     -----
Outstanding at end of period                               2,419     28.44        2,446      26.93          2,267     25.22
Outstanding but not exercisable                           (1,078)                (1,021)                     (972)        -
                                                           -----                  -----                     -----
  Exercisable at end of period                             1,341     25.85        1,425      23.61          1,295     21.77
                                                           =====                  =====                     =====


* Exercised at option prices ranging from $15.00 to $32.69 during 1997, $13.42 to $29.06 during 1996, and $9.09 to $29.06 during 1995.

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 15. STOCK OPTIONS (continued)

The estimated fair value as of date of grant of options granted in 1997, 1996, and 1995 using the Black-Scholes option-pricing model, was as follows:


                                              1997   1996   1995
                                             ------ ------ ------
Estimated fair value per share of
    options granted during the year           $5.76  $6.93  $7.16
Assumptions:
  Annualized dividend yield                    4.8%   4.3%   3.9%
  Common stock price volatility               22.1%  25.2%  26.2%
  Risk-free rate of return                     6.7%   6.2%   5.8%
  Expected option term (in years)                 5      5      5



The Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" but elected to continue to measure compensation cost using the intrinsic value method, in accordance with APB Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees". Accordingly, no compensation cost for stock options has been recognized. If compensation cost had been determined based on the estimated fair value of options granted in 1997, 1996, and 1995 consistent with the methodology in SFAS 123, the pro forma effects on the Company's net income would not have been material.

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 16. SEGMENT INFORMATION

Total financing revenue and other revenue, income before income taxes and assets identifiable with United States, Europe, and other foreign operations were as follows:


                                             1997           1996        1995
                                         ------------   -----------  ----------
                                                   (in millions)
 Financing revenue and other revenue
   United States operations               $ 13,911.5    $  13,159.6  $ 12,011.7
   European operations                       2,175.7        2,137.2     1,887.1
   Other foreign operations                  1,515.8        1,353.4     1,098.4
                                          ----------    -----------  ----------
        Total financing revenue
           and other revenue              $ 17,603.0    $  16,650.2  $ 14,997.2
                                          ==========    ===========  ==========

 Income before income taxes
   United States operations               $  1,244.8    $   1,662.3  $  1,617.4
   European operations                         383.5          358.1       382.5
   Other foreign operations                    176.7          164.5        72.5
   Equity in net income of affiliated
    companies                                    1.0           55.3       255.4
                                          ----------    -----------  ----------
        Total income before income taxes  $  1,806.0    $   2,240.2  $  2,327.8
                                          ==========    ===========  ==========

 Assets at December 31
   United States operations               $ 92,407.6    $  93,190.1  $ 85,223.8
   European operations                      17,867.7       18,743.9    16,688.7
   Other foreign operations                 11,648.4        9,718.0     7,614.9
   Equity in net assets of affiliated
    companies                                   49.6           44.4     1,730.5
                                          ----------    -----------  ----------
        Total assets                      $121,973.3    $ 121,696.4  $111,257.9
                                          ==========    ===========  ==========

                  FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 17. SELECTED QUARTERLY FINANCIAL DATA
(UNAUDITED)

Selected financial data by calendar quarter were as follows:


                                      First        Second               Third              Fourth               Full
1997                                Quarter        Quarter             Quarter             Quarter              Year
----                              ---------       ---------           ---------           ---------           ---------
                                                                    (in millions)

Total financing revenue           $ 3,929.8       $ 3,955.6           $ 4,149.0           $ 4,067.5           $16,101.9

Interest expense                    1,626.6         1,609.8             1,639.6             1,651.1             6,527.1

Depreciation on operating           1,445.5         1,467.8             1,624.1             1,650.8             6,188.2
 leases

Total financing margin and          1,237.5         1,219.7             1,234.4             1,196.1             4,887.7
 revenue

Provision for credit losses           355.7           296.4               370.1               316.0             1,338.2

Net income                            275.9           279.0               257.7               218.2             1,030.8


1996
----
Total financing revenue           $ 3,725.7       $ 3,780.0           $ 3,856.2           $ 3,985.7           $15,347.6

Interest expense                    1,553.0         1,575.9             1,540.1             1,590.7             6,259.7

Depreciation on operating           1,377.4         1,337.6             1,403.5             1,419.1             5,537.6
 leases

Total financing margin and          1,008.4         1,235.2             1,250.9             1,358.4             4,852.9
 revenue

Provision for credit losses           203.5           196.9               300.4               292.5               993.3

Net income                            339.0           376.0               340.9               384.7             1,440.6
